As filed with the Securities and Exchange Commission on July 18, 1996
                                                     Registration No. 333-______
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ----------------
                            EMPLOYEE SOLUTIONS, INC.
             (Exact name of Registrant as specified in its charter)

             Arizona                                          86-0676898
 (State or other jurisdiction of                             (IRS Employer
 incorporation or organization)                           Identification No.)

                        2929 E. CAMELBACK ROAD, SUITE 220
                             PHOENIX, ARIZONA 85016
                                 (602) 955-5556
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)
                                ----------------

         MARVIN D. BRODY                                   Copy To:
     Chief Executive Officer                             PAUL M. GALES
    Employee Solutions, Inc.                            Quarles & Brady
2929 E. Camelback Road, Suite 220                One East Camelback, Suite 400
     Phoenix, Arizona 85016                         Phoenix, Arizona 85012
         (602) 955-5556                                 (602) 230-5500

 (Name, address, including zip code, and telephone number, including area code, of agent for service of process)
                                ----------------
Approximate date of commencement of proposed sale to the public: At such time or from time to time after the effective date of this Registration Statement as the Selling Shareholders shall determine in light of market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================
                                              Proposed           Proposed
                                               maximum            maximum
 Title of each class         Amount           offering           aggregate           Amount of
 of securities to be          to be           price per          offering          registration
     registered            registered         share (1)          price (1)            fee (1)
- ----------------------------------------------------------------------------------------------------
    Common Stock,
    no par value         723,724 shares        $31.125        $22,525,909.50         $7,767.55
====================================================================================================

         (1) Estimated pursuant to Rule 457(c), based on the average of the high and low sales price reported on the Nasdaq National Market on July 15, 1996, solely for purposes of calculating the registration fee.
                                ----------------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 18, 1996

                                   PROSPECTUS

                                 723,724 Shares

                            EMPLOYEE SOLUTIONS, INC.

                                  Common Stock
                                ----------------

                 The 723,724 shares of no par value common stock ("Common Stock") of Employee Solutions, Inc., an Arizona corporation (the "Company"), covered by this Prospectus are being offered by certain selling shareholders (the "Selling Shareholders"). See "Selling Shareholders." The Company will not directly receive any part of the proceeds from the sale of Common Stock by the Selling Shareholders; however, see "Certain Relationships with Selling Shareholders."

                 The Selling Shareholders may sell the Common Stock from time to time directly or indirectly through designated agents in open market transactions, including block trades, on the Nasdaq National Market ("Nasdaq National Market"), in negotiated transactions or in any combination of such methods of sale or through dealers or underwriters also to be designated or by pledgees or donees of the Common Stock also to be designated, on terms to be determined at the time of sale. To the extent required, the Common Stock to be sold, the names of the Selling Shareholders, purchase price, offering price, the name of any agent, dealer, underwriter, pledgee or donee and any applicable commission or discount with respect to a particular offer or sale will be set forth in an accompanying prospectus supplement. The aggregate proceeds to the Selling Shareholders from sales of the Common Stock will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution. All of the registration expenses of this offering will be paid by the Company. See "Plan of Distribution."

                 The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of any of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the 1933 Act. See "Plan of Distribution" for indemnification arrangements.

                 The Common Stock is listed on the Nasdaq National Market. On July 15, 1996, the average of the high and low sales price of the Common Stock as reported on the Nasdaq National Market was $31.125 per share.

                 PURCHASE OF THE COMMON STOCK IS SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS."
                                ---------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is July ___, 1996.

                              AVAILABLE INFORMATION

                 The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement on Form S-3 (the "Registration Statement") under the 1933 Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to such Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof; each such statement contained herein is qualified in its entirety by such reference.

                 The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at public reference facilities of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; 7 World Trade Center, New York, New York 10048; and 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Additionally, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, and the address of the Commission's site is http//www.sec.gov.

                 The Company furnishes annual reports to its shareholders which include audited financial statements.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                 The  following   documents  which  have  been  filed  with  the
Commission are incorporated herein by reference:

                 (1) The Company's Annual Report on Form 10-K, and the Amendments No. 1 and No. 2 thereto on Form 10-K/A, for the fiscal year ended December 31, 1995;

                 (2) The Company's Quarterly Report on Form 10-Q for the fiscal period ended March 31, 1996;

                 (3) Proxy Statement for the Annual Meeting of Shareholders of the Company on June 26, 1996;

                 (4)   The Company's  Report on Form 8-K dated February 8, 1996;
                       and

                 (5)   Description   of  the  Common  Stock   contained  in  the
                       Company's   Registration  Statement  on  Form  8-A  dated
                       October 7, 1993.

                 All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus, in a supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed supplement to this Prospectus or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                 The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Written or oral requests for such copies should be directed to Roy A. Flegenheimer, Chief Operating Officer, Employee Solutions, Inc., 2929 East Camelback Road, Suite 220, Phoenix, Arizona 85016, telephone (602) 955-5556.

                 All share and per share information herein has been adjusted to reflect a two-for-one stock split effected in the form of a 100% stock dividend effective January 16, 1996. An additional two-for-one split to be effected in the form of a 100% stock dividend has been announced and is scheduled to become effective on July 26, 1996; the information set forth herein has not been adjusted therefor.


                                   THE COMPANY

                 Employee Solutions, Inc. (together with its subsidiaries, the "Company") is engaged in the business of employee leasing wherein the Company and the Company's "client company" agree that the Company will become the "employer of record" for the client company's employees. As the employer of record, the Company assumes designated payroll and personnel obligations, such as payroll preparation, payment of payroll taxes, preparation and filing of payroll tax reports and maintenance of employee health insurance and related plans, including group term life insurance programs, pension plans, 401(k) plans, accidental death and dismemberment insurance and risk management/workers' compensation, while allowing the client in most cases to retain management control of the employees, including supervision, hiring and firing, job description and salary determinations. In 1995, the Company commenced providing risk management/workers' compensation services to clients which are not employee-leasing clients of the Company.

                 The Company was incorporated in Arizona on March 19, 1991.

                 As of June 1, 1996, the Company leased approximately 15,800 employees to approximately 1,000 clients located in approximately 40 states. As of June 1, 1996, the Company also provided risk management/workers' compensation services to approximately 15,000 additional workers who are not leased employees of the Company.


                         SAFE HARBOR STATEMENT UNDER THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

                 The statements contained in the Risk Factors and Recent Developments section of this Prospectus which are not historical facts are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including delay or inability to conclude acquisition transactions, introductions of competing services, cancellations of contracts, changes in applicable regulations, general market acceptance of the Company's employee leasing services, fluctuations in margins, customers' reorganizations and demand fluctuations. Readers of this Prospectus are also urged to review carefully and consider the various disclosures made by the Company which attempt to advise interested parties of the factors which affect the Company's business in the Company's periodic reports on Forms 10-K, 10-Q and 8-K filed with the Commission.

                                  RISK FACTORS

                 In evaluating an investment in the Company, prospective investors should consider carefully the following factors in addition to the other information presented in, and incorporated by reference into, this Prospectus.

                 Management of Rapid Growth. The Company's success will, in part, be dependent upon its ability to manage growth effectively. Since its formation, the Company has experienced rapid growth, which potentially places strains on the Company's management and personnel resources and systems. As part of its business strategy, the Company intends to pursue the continuation of this growth through means such as further development of its sales and marketing capabilities and acquisitions. The Company is unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. The Company competes for acquisition and expansion opportunities with many entities which may have substantially greater resources. There can be no assurance that the Company will be able to identify suitable acquisition candidates, complete acquisitions, integrate acquired businesses into its operations, or expand into new markets. Once integrated, acquisitions may not achieve comparable levels of revenues, profitability or productivity as the existing businesses of the Company or otherwise perform as expected.

                 A substantial portion of the Company's historical and anticipated growth is attributable to its risk management/workers' compensation insurance services program. The potential risks associated with rapid growth in this area include lack of experience relating to new geographic markets and industries served, lack of experienced and trained personnel, and the need to upgrade operating systems.

                 While management believes that significant growth can be achieved in the future, no assurance can be made that historical growth rates are sustainable. The Company recently established sales programs including a joint venture with a national insurance wholesaler targeted at potential clients through which it would provide risk management/workers' compensation services to non-leased employees, though there can be no assurance as to the rate at which such clients will be added. The growth of the program currently is substantially dependent upon the efforts of the wholesaler, and the prospects for the program will be materially adversely affected if the wholesaler's participation is ineffective or withdrawn. Part of the Company's strategy is to convert new risk management/workers' compensation services clients into employee leasing clients when appropriate. No assurance can be made as to the potential success of this strategy.

                 Dependence on Reliance. The Company believes that its risk management/workers' compensation services program has been and will continue to be the key competitive factor in its growth and profitability. Effective June 1, 1995, the Company's risk management/workers' compensation services program is being conducted in coordination with Reliance National Risk Specialists ("RNRS"), a division of Reliance Insurance Company. The Company and RNRS are currently involved in the process of finalizing certain remaining terms of the program. While the Company does not anticipate that it will be materially adversely affected by the outcome of the negotiations with respect to these points, there can be no assurance that this will be the case. The Company would be materially adversely affected by a termination of its arrangements with Reliance or by a failure to finalize the current negotiations successfully, or by a failure to accomplish a renewal of its relationship with Reliance on satisfactory terms upon expiration of the current program.

                 Adequacy of Loss Reserves. Under its workers' compensation arrangements with Reliance, the Company is responsible for the first $250,000 of each workers' compensation claim with no aggregate to limit the Company's liability. Under its health insurance arrangements with Nationwide Life
Insurance Company and John Alden Life Insurance Company, the Company is responsible for the first $100,000 and $75,000 per covered individual per year, respectively. The Company's aggregate liability limit (applicable to its health insurance arrangements but not its workers compensation arrangements) is based upon a formula tied to anticipated claims.

The reserves for losses and loss adjustment expenses established by the Company with respect to its workers' compensation and health insurance programs are estimates of amounts needed to pay reported and unreported claims and related loss adjustment expenses based on facts and circumstances then known, including industry data and historical experience. However, the establishment of appropriate reserves is an inherently uncertain process, and there can be no assurance that the Company's ultimate liability will not materially exceed its loss and loss adjustment expense reserves. This uncertainty is compounded in the Company's case by its rapid growth and limited experience. If the Company's reserves should be inadequate, the Company will be required to increase reserves or corresponding loss payments with a corresponding reduction in the Company's net income in the period in which the deficiency is identified. Losses in any particular period may be severe.

                 Fluctuations in Quarterly Operating Results. The Company's revenues have generally increased on a quarter to quarter basis, though there can be no assurance this trend can be maintained. Leasing revenues in the fourth quarter of each year include the effects of bonus payrolls of leased employees, which are higher in December of each year. Gross profit margin relating to leasing revenues generally improves from quarter to quarter within a year, with the first quarter generally the least favorable and the fourth quarter the most favorable. Employment related taxes are based on the cumulative earnings of individual employees up to a specified wage level. Therefore, these expenses tend to decline over the course of the year. Since the Company's revenues for an individual client are generally earned and collected at a relatively constant rate throughout each year, payment of such unemployment tax obligations has an impact on the Company's working capital and results of operations during the first three months of each year. Other factors affecting the primary components of direct cost have enhanced or mitigated this tendency. Examples of these factors include the effects of trends in medical and workers' compensation claims, adjustments to benefit plans, and other factors. See "Adequacy of Loss Reserves," above.

                 The Company's gross profit margin percentage is also materially affected by the mix of revenues attributable to employee leasing clients and clients to which the Company provides risk management/workers' compensation services, and the mix of such business is subject to variation from quarter to quarter. Gross profit margin percentage on revenues derived from risk management/workers' compensation services provided to non- leased employees tends to be significantly higher than gross profit margin percentage on revenues derived from the Company's employee-leasing clients because the gross profit margin percentage calculation with respect to employee leasing clients includes significant (and substantially offsetting) revenue and expense items relating to payroll and payroll-related costs associated with the leased employees. Quarterly results are also subject to fluctuation depending upon such factors as the timing of acquisitions, new contracts and contract terminations. The Company conducts a limited credit investigation as determined on a case-by-case basis prior to accepting most new clients and may encounter collection problems which would adversely affect its cash flow and results.

                 Government Regulation. The Company is regulated by numerous federal laws relating to labor, tax and employment matters. Generally, these laws prohibit race, age, sex, disability and religious discrimination, mandate safety regulations in the workplace, set minimum wage rates and regulate employee benefits. Because many of these laws were enacted prior to the development of non-traditional employment relationships, such as employee leasing services, many of these laws do not specifically address the obligations and responsibilities of non-traditional employers. As a result, interpretive issues concerning the definition of the term "employer" in various federal laws have arisen pertaining to the employment relationship. Unfavorable resolution of these issues could have a material adverse effect on the Company's results of operations or financial condition. Compliance with these laws and regulations is time consuming and expensive. The Company's standard form of agreement provides that the client company is responsible for compliance with employment and employment-related laws and regulations, and that the parties are obligated to indemnify each other against breaches of the agreement. However, some legal uncertainty exists with respect to the potential scope of the Company's liability in the event of violations by its clients of employment, discrimination and other laws.

                 The IRS has formed a Market Segment Study Group to examine whether professional employment organizations, including employee-leasing firms such as the Company, are the employers of leased employees under the Code provisions applicable to employee benefit plans and consequently are able to offer to leased employees benefit plans that qualify for favorable tax treatment. The Market Segment Study Group is also examining whether client company owners are employees of professional employment organizations under Code provisions applicable to employee benefit plans. The loss of tax-qualified status for 401(k) or various other benefit plans maintained by the Company could materially adversely affect the Company.

                 The Company is subject to regulation by local and state agencies pertaining to a wide variety of labor related laws. As is the case with federal regulations discussed above, many of these regulations were developed prior to the emergence of the employee leasing industry and do not specifically address non-traditional employers. While many states do not explicitly regulate employee leasing companies, 15 states have passed laws that have licensing or registration requirements and at least four states are considering such regulation. Such laws vary from state to state but generally provide for monitoring the fiscal responsibility of employee-leasing firms. There can be no assurance that the Company will be able to satisfy licensing requirements or other applicable regulations of any particular state from time to time.

                 Government   Regulation   Relating  to  Workers'   Compensation
Program. Camelback Insurance, Ltd. ("Camelback"), a captive offshore insurance company formed by the Company and chartered in Bermuda, is subject to the insurance laws and regulations of Bermuda, which generally are designed to protect the interests of policyholders, as opposed to the interests of shareholders. Such laws and regulations, among other things, relate to capital and surplus levels, levels of dividends payable by subsidiaries to their parent companies, financial disclosure, reserve requirements, investment parameters and premium rates. In general, the regulatory authorities in Bermuda have broad administrative authority over Bermuda-domiciled insurers. Among other requirements and limitations, Bermuda law requires that Camelback must maintain statutory capital and surplus in an amount equal to at least 20% of the net premiums written through the Company's fronting arrangements, provided that the percentage requirement is reduced to 10% at such time as premium volume reaches at least $6 million. The Company is subject to additional requirements pursuant to its arrangements with Reliance. Bermuda also places certain limitations upon the transfer of statutory capital and surplus from Camelback to its parent company (whether via dividend or otherwise), and regulates the circumstances under which Camelback is permitted to loan funds to its parent company.

                 The Company's risk management/workers' compensation services program is conducted via "fronting" arrangements with RNRS. The National Association of Insurance Commissioners ("NAIC") recently adopted a model act concerning "fronting" arrangements. No determination can be made as to whether, or in what form, such act may ultimately be adopted by any state. The model act requires reporting and prior approval of reinsurance transactions relating to these arrangements, and limits the amount of premiums that can be written under certain circumstances. At this stage, the Company is unable to predict whether the model act will affect its relationships with Reliance.

                 State regulation requires licensing of any individual or entity soliciting the sale of workers' compensation insurance within that state. Licenses may be residential or non-residential and for both individuals and entities. The Company formed ESI Risk Management Agency ("RMA") in 1995 to address state regulation and licensing issues and act as the Company's sales and marketing arm for stand-alone risk management/workers' compensation services.
Although RMA is not required to be licensed in any state since it is not directly soliciting the sale of workers' compensation insurance, RMA has voluntarily undertaken to become licensed in all 50 states and the District of Columbia. Currently, RMA is applying for and has received some state licenses.

                 Health Care Reform Proposals. Various proposals for national health care reform have been under discussion in recent years, including proposals to extend mandatory health insurance benefits to virtually all classes of employees. Certain reform proposals have called for the inclusion of workers' compensation coverage in the reform package. While the Company is unable to predict whether or in what form health care reform will be enacted, aspects of such reform, if enacted, may have an adverse effect upon the Company's medical and workers' compensation insurance programs.

                 Legal Uncertainties. There are many legal uncertainties about employee leasing, such as the extent of the leasing company's liability for violations of employment and discrimination laws. The Company may be subject to liability for violations of these or other laws even if it does not participate in such violations. The Company's form of client service agreement establishes the contractual division of responsibilities between the Company and its clients for various personnel management matters, including compliance with and liability under various governmental regulations. However, because the Company acts as a co-employer, the Company may be subject to liability for violations of these or other laws despite these contractual provisions and even if it does not participate in such violations. Although the client generally is required to indemnify the Company for any liability attributable to the conduct of the client, the Company may not be able to collect on such a contractual indemnification claim and thus may be responsible for satisfying such liabilities. In addition, employees of the client may be deemed to be agents of the Company, subjecting the Company to liability for the actions of such employees.

                 Economic Uncertainties. State unemployment taxes and workers' compensation expense are, in part, determined by the Company's claims experience. Inflationary pressures on health care costs have been significant in the last several years. Claims experience also greatly impacts the Company's health insurance rates and claims cost from year to year. Should the Company experience a large increase in claims activity for unemployment, workers' compensation and/or health care, then costs in these areas would increase. Increased claims under partially self-insured and large deductible plans would immediately impact negatively on the Company's earnings, while such increases in fully-insured plans would raise the cost of such insurance at renewal. The Company would then have to determine how much of such increases to pass on to subscribers and leased employees. The Company may then have difficulty competing with the leasing companies that offer lower rates to clients. The Company has obtained accidental death and dismemberment insurance in an amount up to $250,000 per claim to limit its exposure to certain categories of serious claims.

                 The Company has received a letter from The Arizona Department of Economic Security indicating that the Company has been assigned a higher state unemployment tax rate for the year ended December 31, 1994 than the Company believes it is entitled to. In consultation with legal counsel the Company believes that based on Arizona Revised Statutes it is entitled to the lower rate. The Company recorded expenses in 1994 based on the lower rate. If it were ultimately determined that the higher rate applies, the Company would owe approximately $500,000 (before interest and the income tax effect) more than is reflected in the Company's March 31, 1996 and December 31, 1995 financial statements. As of March 31, 1996, the compounded interest on such amount totaled approximately $95,000. The Company would be required to record these amounts as an additional expense and liability if, at any time in the future, it became apparent that it was probable that the Company would not prevail in this matter.

                 Inflation. Fees charged to the Company's clients under the Company's workers' compensation insurance program and partially self-insured medical insurance program are established before the amounts of losses and loss adjustment expenses, or the extent to which inflation may affect such amounts, are known. While the Company attempts to anticipate the potential impact of inflation in establishing its fees and reserves, actual inflation may be greater than anticipated.

                 Dependence Upon Certain Officers and Directors. The Company is highly dependent upon the services of Marvin D. Brody, its Chief Executive Officer; Roy A. Flegenheimer, its Chief Operating Officer; Edward L. Cain Jr., its Vice President of Sales; Morris C. Aaron, its Chief Financial Officer; and Ward Phelan, its Vice President of Risk Management. The loss of services of any of these individuals would have a material adverse effect upon the Company. The Company has employment agreements with Messrs. Flegenheimer and Cain.

                 No Cash Dividends. The Company has not paid any cash dividends on its Common Stock and does not intend to pay any cash dividends in the foreseeable future.

                 Possible Volatility of Securities Prices. The market price of the Company's securities may be highly volatile. Factors such as the Company's operating results or other announcements by the Company or its competitors may have a significant effect on the market price of the Company's securities. In addition, market prices for securities of many companies have experienced wide fluctuations in response to variations in quarterly operating results and general economic indicators and conditions, as well as other factors beyond the control of the Company.

                 Dilution from  Acquisitions.  The Company's  business  strategy includes expanding its business through acquisitions under appropriate circumstances. In this regard, the Company may issue shares of Common Stock as payment for the entities it may acquire. Although the Company does not intend to complete acquisitions that would have a negative impact on earnings, there can be no assurance that future acquisitions by the Company will not have a dilutive effect on the interests of the Company's shareholders.

                 Control by Existing Shareholders. Certain officers and directors of the Company beneficially own nearly 20% of the outstanding shares of Common Stock as of the date hereof. Because of such share ownership, these shareholders will continue to be able to influence the election of members of the Company's Board of Directors and to determine corporate actions.

                 Shares Eligible for Future Sale; Warrants and Options; Potential for Adverse Effect on Stock Price; Registration Rights. As of the date hereof, 15,252,877 shares of Common Stock are outstanding, substantially all of which may either be freely sold, sold under registration statements relating to secondary sales or sold as "restricted securities" under Rule 144 promulgated under the Securities Act. In general, Rule 144 allows a person who has owned restricted shares of Common Stock beneficially for at least two years, to sell within any three-month period a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common Stock is quoted on certain stock exchanges and other markets, including the Nasdaq National Market, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above. Under the Company's employee stock option plans, the Company has issued options to purchase Common Stock at prices which are below current market and may issue options to purchase additional shares of Common Stock in the future. The likelihood that substantial amounts of Common Stock may be sold below the then-current market price may adversely affect the market prices of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                 Authorization of Preferred Stock; Convertible Preferred Stock. The Company's Articles of Incorporation authorize the issuance of up to 10,000,000 shares of Preferred Stock with such rights and preferences as may be determined from time to time by the Board of Directors. No shares of Preferred Stock are currently outstanding. Accordingly, under the Articles of Incorporation, the Board of Directors may, without shareholder approval, issue Preferred Stock with dividend, liquidation, conversion, voting, redemption or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. The issuance of any shares of Preferred Stock having rights superior to those of the Company's Common Stock may result in a decrease of the value or market price of the Common Stock and could further be used by the Board as a device to prevent a change in control of the Company. Holders of the Preferred Stock may have the right to receive dividends, certain preferences in liquidation and conversion rights.

                                 USE OF PROCEEDS

                 The shares of Common Stock being offered hereby are being sold by the Selling Shareholders, and the Company will not directly receive any part of the proceeds from the sale of Common Stock by the Selling Shareholders; however, see "Certain Relationships with Selling Shareholders."


                              SELLING SHAREHOLDERS

                 This Prospectus covers offers and sales from time to time of Common Stock owned by the Selling Shareholders. The table below sets forth information furnished to the Company as of July 10, 1996 with respect to the name of each Selling Shareholder, the number of shares of Common Stock owned of record and beneficially by each Selling Shareholder as of the date of this Prospectus, the number of shares of Common Stock being offered by each Selling Shareholder pursuant to this Prospectus, and the number of shares of Common Stock and percentage of the class of Common Stock to be owned by each Selling Shareholder upon completion of the offering, if all shares are sold.

                                                                                                 Common Stock
                                                                                           Beneficially Owned After
                                                                                                 the Offering
                                        Common Stock                Common Stock
                                  Beneficially Owned Prior         Being Offered
Selling Shareholder                    to the Offering                 Hereby             Number        Percentage(1)
- ----------------------------    -----------------------------    ------------------    -------------   ----------------
Wayne Wickard                                        401,724               399,724            2,000           *
Edward L. Cain, Jr.                                  329,500               324,000            5,500           *

Total shares being
offered:                                                                   723,724
                                                                           =======

- ---------------------------

* Less than 1% of the outstanding Common Stock.

(1) Unless otherwise indicated, the Selling Shareholders have sole voting and sole investment control, except to the extent that authority is shared by spouses under applicable law, with respect to all shares beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares.

                 CERTAIN RELATIONSHIPS WITH SELLING SHAREHOLDERS


                 Edward L. Cain, Jr. has been a Director of the Company since July 1995 and has been the Company's Vice President of Sales since April 1995. Mr. Cain has been President of Employee Solutions-East, Inc. ("ESEI") since June 1994. ESEI is a joint venture based in Atlanta, Georgia through which the Company conducts substantially all of its sales and marketing activities in relation to its employee leasing business.

                 Effective January 1, 1996, the Company, which has held a 1% equity interest in ESEI since its formation in June 1994, acquired the remaining 99% equity interest in ESEI from Mr. Cain The base purchase price consisted of 324,000 unregistered shares of the Company's Common Stock. Mr. Cain received piggyback registration rights as to these shares during the period July 1 through December 31, 1996 and, if no registration statement is filed during such period, one demand registration right exercisable during 1997. Mr. Cain serves as ESEI's president pursuant to an employment agreement which, as amended, provides for the payment of commissions based on employee-leasing business placed through or managed by ESEI after the effective date of the acquisition. In connection with the employment agreement, Mr. Cain had previously received options to acquire 200,000 shares of the Company's Common Stock at an exercise price of $4.25 per share (the fair market value of the Company's Common Stock on the date of grant) which expire through November 10, 2004 and which, among other terms and conditions, become exercisable in November 1999 subject to continued employment. Mr. Cain has signed a promissory note in connection with the acquisition in the principal amount of $385,624 together with interest at 8% per annum payable on December 31, 1996 to reimburse the Company for certain expenses incurred by ESEI.

                 Effective January 1, 1995, the Company acquired Employment Services of Michigan, Inc. (subsequently renamed Employee Solutions - Midwest, Inc. ("ESM")), of which Wayne Wickard was a principal. Employment Services of Michigan, Inc. was a dormant company that was previously in the employee leasing business. Pursuant to the purchase agreement as amended, the purchase price was $1.6 million paid in the form of 399,724 shares of the Company's Common Stock as defined in the purchase agreement. Wayne Wickard received piggyback registration rights with respect to such shares from July 1, 1996 through December 31, 1996 and, if no registration statement is filed during such period, one demand registration right exercisable during 1997. Pursuant to the amended purchase agreement (and in consideration of the purchase price payable thereunder (as described above)), the Company also acquired Pokagon Office Services, Inc. ("Pokagon") effective January 1, 1996. Pokagon is an employee leasing company focusing on the transportation industry, with clients located principally in Ohio. Mr. Wickard serves as President of ESM.

                 ESM  has  entered  into a  management  agreement  with  Phoenix
Capital Management, Inc. ("PCM"), a corporation owned by Mr. Wickard, whereby PCM handles administrative services, benefits and payroll processing for all ESM employees for a fee generally equal to a per check charge plus 25% of ESM's pre-tax profits (as defined), less certain tax payments. PCM received payments of $577,804 pursuant to this arrangement in the year ended December 31, 1995.

                 In connection with providing management services to ESM, PCM is involved in credit decisions with regard to ESM clients. In this regard, PCM has agreed to reimburse ESM under certain circumstances should collectability issues arise with regard to designated ESM receivables. Pursuant to this arrangement, PCM has agreed to reimburse ESM in the amount of approximately $668,330 in connection with a receivable due from a former ESM client which recently commenced bankruptcy proceedings.

                 In the first quarter of 1996, PCM converted certain accounts payable to ESM into a promissory note with ESM in the amount of $148,524. Payments of principal and interest at 8% per annum are due monthly commencing July 1, 1996. The note is secured by shares of the Company's Common Stock offered hereby. All amounts under the note are due and payable by February 28, 1997.

                 In 1995, the Company performed certain risk management services for two companies which are controlled by Mr. Wickard. The Company billed $205,000 for such services, which were collected in March 1996.

                              PLAN OF DISTRIBUTION

                 The Common Stock may be sold from time to time by the Selling Shareholders in open market transactions, including block trades on the Nasdaq National Market, in negotiated transactions or in any combination of such methods of sale. Alternatively, the Selling Shareholders may from time to time offer the Common Stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Common Stock for whom they may act as agent. The Common Stock may also be sold by pledgees or donees of the Common Stock who acquire such shares from the Selling Shareholders pursuant to such pledge or donation. The Common Stock may be sold at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices. The Selling Shareholders and any such underwriters, dealers, agents, pledgees or donees that participate in the distribution of the Common Stock may be deemed to be underwriters, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of the Common Stock is made, to the extent required, a prospectus supplement will be distributed that will set forth the aggregate amount of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, agents, pledgees or donees and any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to purchasers. The Company will not receive directly any of the proceeds from the sale by the Selling Shareholders of the Common Stock offered hereby. All of the registration expenses of the offering will be paid by the Company.

                 The Company has agreed to indemnify in certain circumstances the Selling Shareholders and any underwriter, selling brokers, dealer managers or similar persons who participate in the distribution of the Common Stock, if any, and certain persons related to the foregoing persons, against certain liabilities, including liabilities under the Securities Act. The Selling Shareholders have agreed to indemnify in certain circumstances the Company and certain persons related to the Company against certain liabilities, including liabilities under the Securities Act.

                 In order to comply with certain states' securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless it has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                 See also "Certain Relationships with Selling Shareholders" for information regarding certain restrictions on sales of shares of Common Stock included in this Prospectus.


                               RECENT DEVELOPMENTS

                 Acquisition of Leaseway Personnel Corp. The Company has signed a definitive purchase agreement to acquire the assets and assume certain liabilities of Cleveland-based Leaseway Personnel Corporation ("LPC") from Leaseway Transportation Corp. Closing of the transaction is expected to occur in August 1996 and is contingent upon finalization of due diligence and financing arrangements. LPC currently leases approximately 2,000 permanent employees and 300 temporary employees to its client base consisting primarily of private carriage fleets, select common carriers, and contract carriers. LPC provides permanent and temporary truck drivers, as well as non-driver employees, including warehouse workers, mechanics, dispatchers, and administrative personnel. LPC currently serves approximately 180 clients in 41 states. The acquisition is expected to add approximately $100 million in annualized revenue.

                 Acquisition of TEAM Services. The Company has acquired TEAM Services, a Burbank, California-based company specializing in leasing commercial talent, musicians and recording engineers to the music and advertising segments of the entertainment industry. With estimated current annualized revenues of approximately $65 million, TEAM Services provides staff leasing services to approximately 11,000 leased employees. Prior to the acquisition, ESI had been providing stand-alone risk management/workers' compensation services for leased employees of TEAM Services, all of whom have been converted to full staff leasing through this acquisition. Jeffery Colby, one of ESI's outside directors, has served as chief executive officer of TEAM Services since 1993, and he will continue to serve in both roles.

                 Acquisition of Ashlin Transportation Services, Inc. The Company completed the acquisition of Ashlin Transportation Services, Inc., an Indiana-based employee leasing company specializing in the transportation industry, effective June 1, 1996. The acquisition is expected to add annualized revenue of approximately $48 million.


                                OTHER INFORMATION

                 Provisions for indemnification of officers and directors of the Company are contained in the Company's Articles of Incorporation.

                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                                  LEGAL MATTERS

                 Quarles & Brady, Phoenix, Arizona, counsel for the Company, has rendered an opinion on the legality of the shares being offered hereby.


                                     EXPERTS

                 The financial statements of the Company as of and for the year ended December 31, 1995 included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and the year ended December 31, 1994 included in the Company's Annual Report on Form 10-KSB/A for the year ended December 31, 1994, which are incorporated by reference in the Registration Statement of which this Prospectus forms a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                 The financial statements of the Company as of and for the year ended December 31, 1993 included in the Company's Annual Report on Form 10-KSB/A for the year ended December 31, 1994, which is incorporated by reference in the Registration Statement of which this Prospectus forms a part, have been audited by Semple & Cooper, P.L.C. ("Semple & Cooper"), independent public accountants, as indicated in its report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report. The Company has agreed to indemnify Semple & Cooper for costs and expenses that Semple & Cooper might incur in successfully defending itself against litigation resulting from the incorporation by reference of its report in the Registration Statement of which this Prospectus forms a part. Such indemnification, however, shall be null and void should Semple & Cooper be found by a court to be liable for professional malpractice.

                 No dealer, salesman or other person has been authorized to give any information or to make any representations other than contained in this Prospectus in connection with the Offering described herein, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.



                                                                          Page
                                                                          ----

Available Information......................................................2
Incorporation of Certain
  Documents by Reference...................................................2
The Company................................................................3
Safe Harbor Statement under the
  Private Securities Litigation
  Reform Act of 1995.......................................................3
Risk Factors...............................................................4
Use of Proceeds............................................................9
Selling Shareholders.......................................................9
Certain Relationships with
  Selling Shareholders....................................................10
Plan of Distribution......................................................11
Recent Developments.......................................................11
Other Information ........................................................12
Legal Matters.............................................................12
Experts...................................................................12







                                723,724 Shares of
                                  Common Stock









                            EMPLOYEE SOLUTIONS, INC.

                                   ----------
                                   PROSPECTUS
                                   ----------










                                  July __, 1996

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.


SEC Filing Fees.......................................................$7,767.55
Printing and Engraving Expense..............................................500
Legal Fees................................................................7,500
Accounting Fees...........................................................5,000
Miscellaneous Fees and Expenses...........................................1,000
                                                                         ------
                  Total                                              $21,767.55
                                                                     ==========

                  Except for the SEC filing fee, all expenses are estimated. The Company will pay all offering expenses other than any underwriting fees or discounts, sales commissions, transfer taxes, and fees of counsel or other advisers separately retained by any Selling Shareholder.

Item 15.  Indemnification of Directors and Officers.

                  Arizona Revised Statutes ss. 10-851 contains an extensive indemnification provision which permits an Arizona corporation to indemnify any person who was, is or is threatened to be named defendant or respondent ("party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding") (other than (i) a proceeding by or in the right of the corporation in which the director was held liable to the corporation or (ii) in connection with a proceeding charging improper personal benefit in which the director was held liable on the basis that personal benefit was improperly received by the director) by reason of the fact that such person is or was a director, or while serving as a director, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise ("director") against the obligation to pay a judgment, settlement, penalty or fine, or reasonable expenses with respect to a proceeding (including obligations and expenses that have not yet been paid by such person but that have been or may be incurred) ("liability") if such person's conduct was in good faith and such person reasonably believed that such conduct in an official capacity with the corporation was in the corporation's best interest or, in all other cases, that such conduct was at least not opposed to the corporation's best interest, and, in the case of criminal proceedings, such person had no reasonable cause to believe that the conduct was unlawful.

                  Arizona Revised Statutes ss. 10-852 requires an Arizona corporation (unless limited by its articles of incorporation) to (i) indemnify a director who was the prevailing party in the defense of a proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding and (ii) indemnify a director who is not an officer, employee or holder of more than 5% of the outstanding shares of any class of the corporation's stock (an "outside director") against liability and to pay an outside director's expenses in advance of a final disposition of a proceeding, if the director furnishes the corporation with a written affirmation of the director's good faith belief that the director met the standard of conduct described in ss. 10-851 and an undertaking executed personally, or on the director's behalf, to repay the advance if it is determined that the director did not meet the standard of conduct. Arizona Revised Statutes ss. 10-853 permits an Arizona corporation to pay expenses incurred by any other director who is a party to a proceeding in advance of final disposition of a proceeding if the director furnishes the corporation the written affirmation and undertaking described above and a determination is made by the company's board who are not parties to the proceeding, special legal counsel or shareholders that the facts then known would not preclude indemnification.

                  Arizona Revised Statutes ss. 10-854 permits a court to order indemnification of a director who is a party to a proceeding upon the director's application for indemnification to the court even if the director has not met the statutory requirements if the director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances.

                  Arizona Revised Statutes ss. 10-856 entitles an officer who is not a director to the mandatory and court-ordered indemnification provided by Arizona law to directors. In addition, an officer who is not a director and employees and agents of an Arizona corporation may be indemnified to the same extent as directors and may be further indemnified to the extent consistent with public policy.

                  Arizona Revised Statutes ss. 10-202 provides that a corporation in its articles of incorporation may eliminate or limit personal liability of members of its board of directors to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director. However, no such provision may eliminate or limit the liability of a director for the amount of a financial benefit received by a director to which the director is not entitled, an intentional infliction of harm on the corporation or its shareholders, authorizing the unlawful distribution to shareholders, or an intentional violation of criminal law. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for an action or failure to take any action as a director. The Registrant's Articles of Incorporation contain such a provision.

                  The Registrant's Bylaws provide that the Registrant shall indemnify officers and directors to the full extent permitted by and in the manner permissible under the laws of the State of Arizona.

                  The Registrant maintains directors' and officers' liability insurance coverage for, among other things, certain liability for violations of certain federal and state securities laws.

                  Certain holders and their spouses, if applicable, of the Registrant's warrants to purchase capital stock who have contractual registration rights are required to reimburse the Registrant or its directors, officers, or controlling persons for any expenses reasonably incurred in connection with investigating any loss, claim, cost, expense, damage, liability or action that arises out of or is based upon any untrue statement or omission in a registration statement or prospectus under the Securities Act of 1933 in reliance upon and in conformity with information furnished by such person for use in the preparation thereof. Such holders also are required to indemnify the Registrant's officers and directors against certain liabilities relating to the warrants, including liabilities for transfer of the warrants or underlying stock in violation of the securities laws.The Registrant's Bylaws provide that the Registrant shall indemnify officers and directors to the full extent permitted by and in the manner permissible under the laws of the State of Arizona.

                  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits.

                  See "Exhibit Index," following the signature page hereof, which is incorporated herein by reference.

Item 17.  Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i)      To  include  any   prospectus   required  by
                                    section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Reference is made to the indemnification provisions referred to in Item 15 of this Registration Statement. See Item 15 above for undertaking.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on July 12, 1996.

                                     EMPLOYEE SOLUTIONS, INC.


                                     By: /s/ Marvin D. Brody
                                     -------------------------------------------
                                             Marvin D. Brody
                                             Chief Executive Officer
                                 ---------------

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marvin D. Brody and Roy A. Flegenheimer, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any state securities commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
                                ---------------

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on the dates indicated.

Signature                                     Title                                      Date
- ---------                                     -----                                      ----
/s/ Marvin D. Brody
- ------------------------------
Marvin D. Brody                               Chairman of the Board, Chief               July 12, 1996
                                              Executive Officer, President
                                              and Director

/s/ Harvey A. Belfer
- ------------------------------
Harvey A. Belfer                              Director                                   July 12, 1996


/s/ Jeffery A. Colby
- ------------------------------
Jeffery A. Colby                              Director                                   July 12, 1996

/s/ Edward L. Cain, Jr.
- ------------------------------
Edward L. Cain, Jr.                           Director                                   July 17, 1996


/s/ Robert L. Mueller
- ------------------------------
Robert L. Mueller                             Director                                   July 12, 1996


/s/ Morris C. Aaron
- ------------------------------
Morris C. Aaron                               Chief Financial Officer                    July 12, 1996

Exhibit Index


Unless otherwise indicated, exhibits are filed herewith.


Exhibits


Exhibit No.                           Description
- -----------                           -----------
 4.1 Registrant's Articles of Incorporation, as amended (Incorporated by reference from the Registrant's Registration Statement on Form SB-2 declared effective August 12, 1993 (No. 33-62548))

 4.2 Registrant's Bylaws, as amended (Incorporated by reference from the Registrant's Registration Statement on Form S-3 declared effective on February 9, 1996 (No. 333-776))

 5.1               Opinion of Quarles & Brady

23.1               Consent of Quarles & Brady (Included in Exhibit 5.1 above)

23.2               Consent of Semple & Cooper, P.L.C.

23.3               Consent of Arthur Andersen LLP

24.1 Power of Attorney (Incorporated by reference to page II-4 of this Registration Statement)